Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger, dated as of August 20, 2014, is entered into by and among MILWAUKEE IRON ARENA FOOTBALL, INC., a Nevada corporation (“MWKI”), MWKI ACQUISITION, INC., an Illinois corporation and the wholly-owned subsidiary of MWKI (“Merger Sub”), and EV CHARGING USA, CORP., an Illinois corporation (the “Company”).

RECITALS:

A.     The Parties desire to set forth the terms and conditions pursuant to which Merger Sub shall merge with and into the Company (the “Merger”) following which the separate corporate existence of Merger Sub shall cease and the Company shall continue as the Surviving Corporation;

B.     The respective boards of directors of the Parties deem it advisable and in the best interests of their respective companies that they consummate the Merger and have approved this Agreement and the other matters contemplated hereby; and

C.     This Agreement, the Merger and the other matters contemplated hereby have been approved by MWKI, the sole stockholder of Merger Sub in accordance with chapters 78 and 92A of the NRS, and by the respective boards of directors of the Company and Merger Sub in accordance with Section 11.05 of the BCA.

NOW THEREFORE, in consideration of covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree each with the other as follows:

ARTICLE 1. DEFINITIONS

The following terms shall have the following meanings, unless the context indicates otherwise:

“Affiliate” has the meaning set forth in Rule 12b-2 of the rules and regulations promulgated under the Securities Exchange Act of 1934.

“Agreement” means this Agreement and Plan of Merger, and all the exhibits, schedules and other documents attached to or referred to in this Agreement, and all amendments and supplements, if any, to this Agreement, all of which are incorporated herein and shall be a part hereof.

“Articles of Merger” has the meaning set forth in Section 2.2.

“BCA” means the Business Corporation Act of 1983 of the State of Illinois (805 ILCS 5/).

“Business Day” means any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of Illinois generally are authorized or required by law or other government action to close.

“Closing” means the completion of the transactions contemplated by this Agreement, in accordance with Section 2 hereof, at which time the papers, instruments and documents required to be executed and delivered at the Closing pursuant to this Agreement will be exchanged by the Parties.

“Closing Date” means the date on which the Closing shall occur.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the first paragraph of this Agreement.

“Company Common Stock” means shares of the common stock, par value $0.001 per share, of the Company.

“Company Financial Statements” means the unaudited financial statements of the Company for the period ended June 30, 2014.

“Effective Time” has the meaning set forth in Section 2.2.

“Employee Benefit Plan” means any “employee benefit plan,” as that term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and any other material employee benefit plan, program or arrangement of any kind.

“Employment Benefit Agreement” means when used with reference to a party, (i) any agreement with any director, executive officer or other key employee of such Party (A) the benefits of which are contingent, or the terms of which are altered, upon the occurrence of a transaction involving such Party of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee, or (C) providing severance benefits or other benefits after the termination of employment of such Manager, executive officer or key employee; (ii) any agreement, plan or arrangement under which any person may receive payments from such Party that may be subject to the tax imposed by Section 4999 of the Code or included in the determination of such person’s “parachute payment” under Section 280G of the Code; and (iii) any agreement or plan binding such Party, including, without limitation, any option plan, equity appreciation right plan, restricted equity plan, equity purchase plan, severance benefit plan, or any Employee Benefit Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.

“Governmental Body” means any: (i) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign, supranational or other government (including the European Union); or (iii) governmental, self-regulatory or quasi-governmental authority of any nature, including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Person and any court or other tribunal.

“Intellectual Property” means all intellectual property owned or used in the conduct of the business of any Party, as it is currently conducted, including, but not limited to, (i) all United States and foreign patents (both issued and applied for), (ii) all trademarks, trade names, service marks, copyrights, and all applications for such trademarks, trade names, service marks and copyrights, and all patent rights, and (iii) all trade secrets, schematics, technology, know how, computer software programs or applications and tangible or intangible proprietary information or material, and all Third Party Intellectual Property Rights including, without limitation, issued United States and foreign patents, patent rights and patent applications (excluding packaged commercially available licensed software programs sold to the public) owned by or for which any Party has acquired the rights to use whether by license or otherwise.

“Knowledge”, when used with reference to a Party, means the actual knowledge of any of the executive officers of such Party.

“Legal Proceeding” means any ongoing or threatened action, suit, litigation, arbitration, proceeding, hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Legal Requirements” means any federal, state, local, municipal, foreign, international, multinational or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

“Liabilities” mean any debts, obligations, duties or liabilities of any nature (including unknown, undisclosed, unmatured, unaccrued, contingent, or indirect liabilities), irrespective of whether any such debt, obligation, duty or liability is required to be disclosed on a balance sheet prepared in accordance with GAAP or is immediately due and payable.

“Lien” means any mortgage, pledge, lien, encumbrance, charge, or other security interest other than (a) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, (b) purchase money liens and liens securing rental payments under capital lease arrangements, and (c) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

“Loss” means any and all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs, and expenses, including without limitation, interest, penalties, fines and reasonable attorneys, accountants and other professional fees and expenses, but excluding any indirect, consequential or punitive damages suffered by the Parties including damages for lost profits or lost business opportunities.

“Material Adverse Effect” means any effect or change that would be (or could reasonably be expected to be) materially adverse to the business, assets, condition (financial or otherwise), operating results, operations, or business prospects of a Party taken as a whole or to the ability of such Party to consummate timely the transactions contemplated hereby (regardless of whether or not such adverse effect or change can be or has been cured at any time or whether any of the other Parties hereto has knowledge of such effect or change on the date hereof); provided that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been a Material Adverse Effect: any adverse change, event, development, or effect arising from or relating to (1) general business or economic conditions, including such conditions related to the business of such Party, (2) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (3) financial, banking, or securities markets (including any suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange or NASDAQ Stock Market for a period in excess of three hours or any decline of either the Dow Jones Industrial Average or the Standard & Poor’s Index of 500 Industrial Companies by an amount in excess of 15% measured from the close of business on the date hereof), (4) changes in GAAP, (5) changes in laws, rules, regulations, orders, or other binding directives issued by any governmental entity, and (6) the taking of any action contemplated by this Agreement and the other agreements contemplated hereby.

“Material Contract” means any contract, series of contracts or a commitment requiring payments or other consideration by or from a party in excess of $5,000 during the term of the contract.

“Merger Sub” has the meaning set forth in the first paragraph of this Agreement.

“Merger Sub Common Stock” means the common stock, par value $0.01 per share, of Merger Sub.

“MWKI” has the meaning set forth in the first paragraph of this Agreement.

“MWKI Common Stock” means the common stock, par value $0.001 per share, of MWKI.

“MWKI Series B Preferred Stock” means the Series B Preferred stock, par value $0.001 per share, of MWKI.

“MWKI Series C Preferred Stock” means the Series C Preferred stock, par value $0.001 per share, of MWKI.

“NRS” means the Nevada Revised Statutes.

“Order” shall mean any writ, decree, permanent injunction, order or similar action used in a legal proceeding.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Permits” shall mean all permits, licenses, registrations, certificates, Orders or approvals received from any Governmental Body (including, without limitation, those issued or required under applicable export laws or regulations).

“Person” means any natural person, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, limited liability company, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

“Pledge Agreement” shall have the meaning set forth in Section 5.3(k).

“Private Placement” has the meaning set forth in Section 5.3.

“SEC” means the United States Securities and Exchange Commission.

“SEC Reports” has the meaning set forth in Section 4.6.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsequent Events” when used with respect to a Party shall mean any one or more of the following:

(a) Its sale, lease, transfer, or assignment any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

(b) its entering into any agreement, contract, lease, or license outside the Ordinary Course of Business;

(c) the acceleration, termination, modification or cancellation of any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) to which it is a party or by which it is bound;

(d) the imposition of or its permitting to exist any Lien upon any of its assets, tangible or intangible, other than purchase money Liens on acquired assets granted in connection with their acquisition;

(e) its making of any capital expenditure outside the Ordinary Course of Business;

(f) its making of any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person outside the Ordinary Course of Business;

(g) its issuance of any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation;

(h) the delay or postponement of the payment of its accounts payable and other Liabilities outside the Ordinary Course of Business;

(i) its cancellation, compromise, waiver, or release of any right or claim outside the Ordinary Course of Business;

(j) its transfer, assignment, or grant of any license or sublicense of any rights under or with respect to any Intellectual Property;

(k) a change in its certificate or articles of incorporation or by-laws;

(l) its issuance, sale or other disposition of any of its capital stock, or the grant of any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

(m) its declaration, setting aside, or payment of paid any dividend or its making of any distribution with respect to its capital stock (whether in cash or in kind) or its redemption, purchase, or other acquisition of any of its capital stock;

(n) its experiencing any damage, destruction, or loss (whether or not covered by insurance) to its property;

(o) its making of any loan to, or entering into any other transaction with, any of its directors, officers, and employees;

(p) its entering into any employment contract or collective bargaining agreement, written or oral, or modification of the terms of any existing such contract or agreement;

(q) its grant of any increase in the compensation of any of its directors, officers, and employees;

(r) its adoption, amendment, modification, or termination of any bonus, profit sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or the taking of any such action with respect to any other Employee Benefit Plan);

(s) its making any other change in employment terms for any of its directors, officers, and employees;

(t) its making of any charitable or other capital contribution;

(u) its payment of any amount to any third party with respect to any Liability (including any costs and expenses it has incurred or may incur in connection with this Agreement and the transactions contemplated hereby) that would not be assumed by the Surviving Corporation if in existence as of the Closing;

(v) any other material occurrence, event, incident, action, failure to act, or transaction outside its Ordinary Course of Business;

(w) its discharge of a material Liability or Lien outside the Ordinary Course of Business;

(x) its making of loans or advances of money;

(y) its disclosure of confidential information in contravention of Section 9.5; and

(z) its committing to any of the foregoing.

“Super 8-K” shall mean the Current Report on Form 8-K required to be filed by MWKI with the SEC in connection with the consummation of the Merger.

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Internal Revenue Code 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party Intellectual Property Rights” means all material written licenses, sublicenses and other agreements as to which the Company is a party and pursuant to which any of them is authorized to use any third party patents, patent rights, trademarks, service marks, trade secrets or copyrights, including software which is used in the Company’s business or which form a part of any existing product or service of the Company, excluding commercially available licensed software programs sold to the public.

ARTICLE 2. THE MERGER

2.1     Merger.      Upon and subject to the terms and conditions of this Agreement, Merger Sub shall merge with and into the Company at the Effective Time in accordance with the provisions of Section 11.05 and the other provisions of the BCA. From and after the Effective Time, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving c orporation (the “Surviving Corporation”). The Merger shall have the effects set forth in Section 11.50 of the BCA. The Company acknowledges that one of such effects is that it shall succeed to the obligations of Merger Sub under the Acknowledgment and Consent of Issuer specified in Section 5.2(h).

2.2     Closing; Effective Time.      The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place by electronic delivery of signed documents, as quickly as practicable after all of the conditions precedent to the obligations of the parties have been satisfied. The date on which such closing occurs is the “Closing Date ”. Articles of merger shall be prepared, signed by the Company and Merger Sub and filed in accordance with Section 11.25 of the BCA (the “Articles of Merger”) as quickly as practicable after the Closing, and the Parties shall make all such other filings or recordings as may be required to effectuate the Merger. The Merger shall become effective at the time of the filing the Articles of Merger (the “Effective Time”).

2.3     Corporate Structure of the Surviving Corporation. At the Effective Time, (i) the articles of incorporation of the Company immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Corporation, (ii) the By-laws of the Company immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation and (iii) the directors and officers of the Company shall be the directors of the Surviving Corporation.

2.4     Consideration; Conversion of Company Common Stock and Merger Sub Common Stock.

(a)     At the Effective Time and without any further action on the part of MWKI, Merger Sub, the Surviving Corporation or any other Person, (i) each share of Company Common Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive a number of shares of newly issued MWKI Series C Preferred Stock equal to 4,360,000 divided by the number of shares of Company Common Stock outstanding on the Closing Date, such that all of the outstanding shares of Company Common Stock shall be converted into the right to receive 4,360,000 shares of MWKI Series C Preferred Stock by virtue of the Merger (subject to adjustments made pursuant to Section 2.6 hereof) and (ii) each of the 10,000 shares of Merger Sub Common Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive 1 newly issued share of Company Common Stock, such that a total of 10,000 shares of Company Common Stock shall be issued to MWKI, as the sole holder of Company Common Stock, by virtue of the Merger. No terms or provisions of any of the securities of MWKI shall be affected by the Merger.

(b)     Within twenty (20) days after the Closing Date, MWKI shall deliver to each of the former holders of Company Common Stock a certificate representing the number of shares of MWKI Series C Preferred Stock into which his shares of Company Common Stock were converted by virtue of the Merger. At the Closing, the Company shall deliver a list of the holders of Company Common Stock on the Closing Date.

(c)     If any of the stock certificates to be delivered pursuant to Subsection (b) of this Section 2.4 is to be issued in the name of a person other than that in which the certificate surrendered in exchange therefor is registered, it shall be a condition to the issuance thereof that (i) the request therefor shall be in writing and properly documented (e.g., assigned, endorsed or accompanied by an appropriate transfer power, with the signature thereon guaranteed by a so-called “Medallion Guarantee,” (ii) such transfer shall otherwise be proper and in accordance with all applicable federal and state laws, rules and regulations, and (iii) the Person requesting such transfer shall pay to MWKI or its transfer agent any transfer or other taxes payable by reason of the foregoing or establish to the satisfaction of MWKI that such taxes have been paid or are not required to be paid.

(d)     In the event that shares of MWKI Series C Preferred Stock issued to any Person pursuant to Subsections (b) and (c) of this Section 2.4 are not claimed by the holders thereof and are thereafter delivered to a public official pursuant to applicable abandoned property, escheat or similar law, MWKI, the Surviving Corporation and their Affiliates, subsidiaries, directors, managers, officers, agents or employees shall not be liable to any former stockholder of the Company or any Person in whose name the shares of MWKI Series C Preferred Stock to which such former stockholder was otherwise entitled by virtue of the Merger were issued at his request.

(e) In the event that any certificate representing Company Common Stock shall have been lost, stolen or destroyed, the Board of Directors of MWKI may, in its sole discretion and as a condition precedent to the issuance of a certificate representing the shares of MWKI Series C Preferred Stock into which the shares represented by such lost, stolen or destroyed certificate were converted by virtue of the Merger, require the holder of such lost, stolen or destroyed certificate to submit to MWKI an affidavit stating that such certificate was lost, stolen or destroyed and to provide MWKI a bond of indemnity satisfactory to MWKI against any claim that may be made against MWKI with respect to such certificate.

(f) At the Effective Time, each of the former stockholders of the Company shall cease to have any rights as such and shall not have any rights as a stockholder or otherwise with respect to the Surviving Corporation, except for the right to receive the shares of MWKI Series C Preferred Stock to be received by him by virtue of the Merger, and the transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares shall be made on such transfer books after the Effective Time.

(g) Until a former holder of shares of Company Common Stock shall have delivered the certificate representing such shares to MWKI or its transfer agent for exchange and cancellation as provided in this Article 2 (or complied with Subsection (d) of this Section 2.4 if such certificate be lost, stolen or destroyed), a certificate representing the shares of MWKI Series C Preferred Stock to which he is entitled by virtue of the Merger shall not be issued him.

2.5     Actions at the Closing.

(a)     The Company shall deliver to MWKI and Merger Sub at the Closing the various certificates, instruments and documents required to be delivered to them by the Company in order to satisfy the conditions precedent to their obligations set forth in Article 5.3

(b)     MWKI and Merger Sub shall deliver to the Company at the Closing the various certificates, instruments and documents required to be delivered to the Company by them in order to satisfy the conditions precedent to its obligations specified in Article 5.2.

(c)     The parties shall take all other actions required in order to complete the Closing.

2.6     Fractional Shares.

No fractional shares of MWKI Series C Preferred Stock shall be issued in connection with the Merger. In lieu of issuance of any such fractional shares that would otherwise be issuable, such fractional shares shall be rounded up to the nearest whole number.

2.7     Legend. The shares of MWKI Series C Preferred Stock to be issued pursuant to this Article 2 shall not have been registered and are “restricted securities,” as that term is defined in Rule 144 promulgated under the Securities Act. Accordingly, such shares may be disposed of without registration under the Securities Act and any applicable state securities laws only in certain limited circumstances. Each certificate evidencing such shares shall bear the following legend, in addition to any other legends required by law:

THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, WHICH COUNSEL AND THE SUBSTANCE OF WHICH OPINION SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY.

2.8     Tax and Accounting Consequences.      For federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368 of the Internal Revenue Code, and the Parties shall report the transactions contemplated herein consistent with such intent and shall take no position inconsistent therewith. The Parties to this Agreement hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

2.9     Exchange of Certificates of Company Common Stock.      The Company shall issue to MWKI a certificate representing the number of shares of Company Common Stock to which MWKI is entitled by virtue of the conversion of shares of Merger Sub Common Stock into shares of Company Common Stock in the Merger upon the surrender to the Company of certificates representing all of the shares of the common stock of Merger Sub outstanding at the Effective Time. MWKI shall cause such certificate shall be delivered to Richard S. Astrom to be held by him pursuant to the Pledge Agreement; he shall be the beneficiary of and shall have the right to enforce the obligations of MWKI under this sentence.

2.10      Taking of Necessary Action; Further Action.      If, at any time after the Effective Time, any further lawful and necessary action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company; and the officers, managers and directors of the Company and the Surviving Corporation are fully authorized in their respective names and in the name of Merger Sub to take action.

ARTICLE 3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to MWKI and Merger Sub that the statements contained in this Article 3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article 3, except when a statement made in this Article 3 is made with reference to a specific date:

3.1       Organization, Qualification and Corporate Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois. The Company has all necessary corporate power and authority: (i) to conduct its business in the manner in which it is currently being conducted and as proposed to be conducted; (ii) to own and use its assets in the manner in which they are currently owned and used; and (iii) to perform its obligations under this Agreement. The Company is not been required to be qualified, authorized, registered or licensed to do business as a foreign corporation in any jurisdiction. The Company has no subsidiaries and does not own any controlling interest in any Person. The Company has not agreed and is not obligated to make any future investment in or capital contribution to any Person. No dissolution or liquidation of the Company is pending and neither the Company nor its stockholders has approved such dissolution or liquidation.

3.2     Organizational Instruments; Records. The Company has, on the date hereof, delivered to MWKI accurate and complete (through the date hereof) copies of: (A)(i) the Company’s Articles of incorporation, as presently in effect, (ii) the Company’s By-laws, as presently in effect and (iii) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the Board of Directors and stockholders of the Company and any committees established by said Board of Directors (the items described in the clauses (i) though (iv), inclusive, of this Section 3.2(A) being collectively referred to herein as the “Company Documents”) There have been no material corporate actions taken by the Board of Directors of any committee thereof or the stockholders of the Company that are not fully reflected in the Company Documents. At no time has there been any violation of the Company Documents, and at no time has the Company taken any action that is inconsistent in any material respect with the Company Documents. The books of account, stockholder records, minute books and other records of the Company are accurate, up-to-date and complete in all material respects, and have been maintained in accordance with prudent business practices.

3.3     Capitalization.

(a)      The authorized capital stock of the Company consists of 10,000 shares of Company Common Stock, 3,000 shares of which are issued and outstanding. All outstanding shares of Company Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable, and all have been issued in compliance with all applicable federal and state securities laws. Such shares are, to the Company’s Knowledge, free and clear of any liens, pledges, encumbrances, charges, agreements adversely effecting title thereto or claims or restrictions (other than those imposed by applicable federal and state securities laws or created by virtue of this Agreement) and are not subject to pre-emptive rights or rights of first refusal created by statute or its articles of incorporation or any agreement to which it is a party or by which it is bound. To the Company’s Knowledge, such shares are not subject to any stockholders’ agreement or similar instrument.

(b)      There are no: (i) outstanding subscriptions, options, calls, warrants, rights or agreements (whether or not currently exercisable) to acquire any securities of or interests in the Company; (ii) outstanding notes, instruments or obligations that are or may become convertible into or exchangeable for any securities of or interests in the Company; (iii) Material Contracts (other than this Agreement) under which the Company is or may become obligated to sell, transfer, exchange or issue any securities of or interests in the Company or; (iv) agreements, voting trusts, proxies or understandings with respect to the voting, or registration under the Securities Act, or any shares of Company Common Stock; or (v) conditions or circumstances that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any securities of or interests in the Company.

3.4     Authorization of Transaction.      The Company has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement and any agreements to be executed and delivered by it pursuant to this Agreement, the execution, delivery and performance by the Company of all of which have been duly authorized by all requisite action on the part of its Board of Directors. Each of the aforesaid Agreements is enforceable against the Company in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

3.5     Noncontravention.     Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Company is subject or any provision of the organizational instruments of the Company, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Company is a party or by which it is bound or to which any of their respective assets is subject (or result in the imposition of any Lien thereon). The Company is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Body in order for the Parties to consummate the transactions contemplated by this Agreement, except for the filing of the Articles of Merger, which if not obtained or made, could not be reasonably expected to have a Material Adverse Effect on the Company and could not be reasonably expected to prevent or materially alter or delay any of the transactions contemplated by this Agreement.

3.6       Financial Statements.     MWKI acknowledges receipt of the Company Financial Statements. The Company Financial Statements have been prepared in accordance with GAAP, except as may be otherwise specified therein or in the notes thereto; and the Company Financial Statements fairly present in all material respects the financial position of the Company as of and for the dates thereof and the results of operations and cash flows for the periods then ended.

3.7     Absence of Certain Changes.      Since its date of inception, (i) the Company has conducted its business in the Ordinary Course of Business, (ii) no Subsequent Event or Subsequent Events has occurred after the date of the Company Financial Statements involving $5,000.00 in the aggregate have occurred with respect to the Company and (iii) since said date, there has not occurred any change, event or condition (whether or not covered by insurance) that has resulted in, or would reasonably be expected to result in any Material Adverse Effect with respect to the Company.

3.8     Undisclosed Liabilities.      The Company has no Liabilities (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) Liabilities accrued, reflected, or reserved against in the Company Financial Statements, (b) Liabilities which have arisen since the date of the Company Financial Statements in the Ordinary Course of Business, (c) contractual or statutory Liabilities incurred in the Ordinary Course of Business, none of which are material in nature or exceeds $5,000.00 in the aggregate (d) Liabilities incurred in connection with the negotiation of this Agreement and the transactions contemplated thereby and (e) other Liabilities which would not have a Material Adverse Effect on the Company.

3.9     Tax Matters.      All Tax Returns required to be filed by or on behalf of the Company with any Governmental Body before the date hereof (the “Tax Returns”): (i) have been or will be filed on or before the applicable due date (including any extensions of such due date); (ii) have been, or will be when filed, accurately and completely prepared in all material respects in compliance with all applicable Legal Requirements; and (iii) have been provided or made available to MWKI. All Taxes owed by the Company have been withheld and paid when due, whether or not such amounts are shown on any Tax Returns. The Company Financial Statements fully accrue all actual and contingent Liabilities for unpaid Taxes with respect to all periods through the date thereof and the Company has made adequate provision for unpaid Taxes after that date in their respective books and records. No Tax Return is currently under examination or audit by any Governmental Body. No claim or Legal Proceeding is pending or has been threatened against or with respect to the Company in respect of any Tax. There are no unsatisfied Liabilities for Taxes, including Liabilities for interest, additions to tax and penalties thereon and related expenses, with respect to which any notice of deficiency or similar document has been received by the Company (other than Liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by the Company and with respect to which adequate reserves for payment have been established). There are no Liens for Taxes upon any of the assets of the Company except Liens for current Taxes not yet due and payable. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return. There are no Liens on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax. The Company has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and all forms and statements required with respect thereto have been properly completed and timely filed.

3.11     Assets; Equipment and Real Property.      Except for property reflected in the Company Financial Statements, the Company has no material assets, whether real property or leases of or other interests in real property, leases or personal property or lease thereof, or other property.

3.12     Intellectual Property.      The Company has no interest in any material Intellectual Property (“Intellectual Property Rights”). No further Intellectual Property is necessary for the conduct of their respective businesses as conducted and as currently proposed to be conducted by the Company. There are no outstanding options, licenses or agreements of any kind relating Intellectual Property and Intellectual Property Rights, nor is the Company bound by or a party to any options, licenses or agreements of any kind with respect to any of Intellectual Property, Intellectual Property Rights and the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information and other proprietary rights and processes of any other Person other than such licenses or agreements arising from the purchase of “off the shelf” or standard products. The Company has not received any communications alleging that it has violated or, by conducting its business as conducted and as currently proposed to be conducted by it, violates any Third Party Intellectual Property Rights and to the Company’s Knowledge, the business of the Company as conducted and as currently proposed to be conducted by the Company will not cause it to infringe or violate any Third Party Intellectual Property Rights. There is no defect in the title to any of the Intellectual Property or, to the extent that the Company has title to Intellectual Property Rights to any Intellectual Property Rights. To the Company’s Knowledge, no Person obligated under any contract (including any license, covenant or commitment of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would conflict or interfere with the performance of such Person’s obligations to the Company, the use of such person’s best efforts to promote the interests of its business as conducted or as currently proposed to be conducted by it. No prior employer of any current or former employee of the Company has any right, title or interest in Intellectual Property and to the Company’s Knowledge, no Person has any right, title or interest in any Intellectual Property of the Company. It is not and will not be with respect to the business of the Company as currently proposed to be conducted necessary for the Company to use any inventions of any of their respective employees made prior to their employment by the Company.

3.12     Contracts.     The Company is not a party to any Material Contract, whether written or oral, that has not been disclosed to MWKI. The Company has delivered to MWKI accurate and complete copies of all written Material Contracts of the Company. Each such Material Contract is valid, binding and enforceable by the Company in accordance with its terms subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. The Company has not violated or breached, or committed any default under, any Material Contract, and, to the Company’s Knowledge, no other Person has violated or breached, or committed any default under, any Material Contract, each Material Contract is in full force and effect and the Company has not agreed to terminate any Material Contract. There are no Consents required under any Material Contract to consummate the transactions contemplated by the Transaction Documents.

3.13     Finders’ Fees.      No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or any of the other transactions contemplated by the Transaction Documents based upon any arrangements or agreements made by or on behalf of the Company.

3.14     Insurance.      The Company is not a party to or an insured under any policy of insurance.

3.15     Litigation.

(a)     There is no pending Legal Proceeding, and to the Company’s Knowledge, no Person has threatened to commence any Legal Proceeding, that (i) involves or affects the Company or any of the assets owned or used by it, or (ii) that challenges the Merger or any of the other transactions contemplated by the Transaction Documents. There is no Order in which the Company is named or to which any of the assets of the Company is subject.

(b)     The Company and its assets are not affected by any judgment or decree and there are no material agreements or other documents or instruments settling any Legal Proceeding or any oral agreements with respect thereto.

3.16       Legal Compliance; Restrictions on Business Activities.      The Company is and has at all times been, in compliance with all applicable Legal Requirements, except to the extent that failure to comply would not be likely to have a Material Adverse Effect on it. The Company has not ever received any notice or other communication from any Person regarding any actual or possible violation of, or failure to comply with, any Legal Requirement. The Company has obtained all material Permits, certificates and licenses required by any Legal Requirement for the conduct of its business and the ownership of its assets. The Company is not in violation of any such Permit, certificate or license, and no Legal Proceedings are pending or, to the Knowledge of the Company, threatened to revoke or limit any such Permit, certificate or license.

3.17     Employees.

(a)     To the Company’s Knowledge, no employee of the Company has any plans to terminate employment with it within six months of the date hereof. The Company is a party to or bound by any collective bargaining agreement, nor has it experienced any material strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. The Company has no Knowledge of any organizational effort made or threatened, either currently or within the past two years, by or on behalf of any labor union with respect to employees of the Company. The Company is in compliance in all material respects with all currently applicable laws and regulations respecting wages, hours, occupational safety, or health, fair employment practices, and discrimination in employment terms and conditions, and is not engaged in any unfair labor practice except, in each case, where such practice or failure to comply would not reasonably be expected to have a Material Adverse Effect. There are no pending claims against the Company under any workers compensation plan or policy or for long term disability. There are no proceedings pending or, to the Company’s Knowledge, threatened, between the Company and the employees of the Company, which proceedings have or would reasonably be expected to have a Material Adverse Effect on the Company.

(b)     No employee has been terminated by the Company during the previous 90 days. The Company has no liability to any former employee by reason of his termination or otherwise, whether or not such termination occurred within said 90-day period.

3.18      Employee Benefits.

(a)      The Company does not maintain or contribute to, and has never maintained or contributed to, any Employee Benefit Plan and does not have, and has never had, any ERISA Affiliate.

(b)      The Company is not a party to any Employment Benefit Plan.

3.19     Permits. The Company holds all Permits that are required for it to conduct its business as presently conducted, except for those the absence of which would not have a Material Adverse Effect on the Company.

3.20     Related Party Transactions.      The Material Contracts of the Company and do not include any agreement with or any other commitment to (a) any officer or director of the Company; (b) any individual related by blood or marriage to any such officer or director; (c) any Person in which the Company, or any such officer, director or related person has an equity or participating interest or (d) any other Affiliate of the Company.

3.21     Officer and Director Information.      (a) During the past five (5) years, none of the following events has occurred with respect to the Company or any of its officers or any person intended upon consummation of the Merger to be appointed by the Company to become an officer or director of the Surviving Corporation or MWKI:

(1)     A petition under the Federal bankruptcy laws or any state insolvency law was filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of the Company or such officer or person, or any partnership in which it or he was a general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing;

(2)      The Company or such officer or person was charged or convicted in a criminal proceeding or is a named subject of a pending criminal proceeding;

(3)      The Company or such officer or person was the subject of any order, judgment, or decree of any court of competent jurisdiction, permanently or temporarily enjoining it or him from, or otherwise limiting, the following activities:

(i)      Acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

(ii)      Engaging in any type of business practice; or

(iii)      Engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of Federal or State securities laws or Federal commodities laws;

(4)      The Company or such officer or person was the subject of any order, judgment or decree of any Federal or State authority barring, suspending or otherwise limiting the right of such person to engage in any activity described in Subsection (3)(i) of this Section 3.21, or to be associated with persons engaged in any such activity; or

(5)     The Company or such officer or person was found by a court of competent jurisdiction in a civil action or by the Commission to have violated any Federal or State securities law.

(6)     The Company or such officer person was found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any Federal commodities law.

(b)     None of the Company; any predecessor of the Company; any director or executive officer of the Company; any person named in Section 5.3(j) of this Agreement or expected to be an executive officer or director of the MWKI within 2 years following the Merger; or any beneficial owner of 20% or more of the Company’s outstanding voting equity securities or expected to be the beneficial owner of 20% or more of the Company’s outstanding voting equity securities within 2 years following the Merger, calculated on the basis of voting power has ever been:

(i)      Subject to any order, judgment or decree of any court of competent jurisdiction that restrains or enjoins him or it from engaging or continuing to engage in any conduct or practice:

(A)      In connection with the purchase or sale of any security;

(B)      Involving the making of any false filing with the Commission; or

(C)     Arising out of the conduct of the business of an underwriter, broker, dealer, municipal securities dealer, investment adviser or paid solicitor of purchasers of securities.

(ii)      Subject to a final order of a state securities commission (or an agency or officer of a state performing like functions); a state authority that supervises or examines banks, savings associations, or credit unions; a state insurance commission (or an agency or officer of a state performing like functions); an appropriate federal banking agency; the U.S. Commodity Futures Trading Commission; or the National Credit Union Administration that:

(A)     Bars him or it from:

(1)      Association with an entity regulated by such commission, authority, agency, or officer;

(2)      Engaging in the business of securities, insurance or banking; or

(3)      Engaging in savings association or credit union activities; or

(B)      Constitutes a final order based on a violation of any law or regulation that prohibits fraudulent, manipulative, or deceptive conduct;

(iii)      Subject to an order of the Commission that, at the time of such sale:

(A)      Suspends or revokes his or its registration as a broker, dealer, municipal securities dealer or investment adviser;

(B)      Places limitations on his or its activities, functions or operations; or

(C)      Bars him or it from being associated with any entity or from participating in the offering of any penny stock.

(iv)      Subject to any order of the Commission that orders him or it to cease and desist from committing or causing a violation or future violation of any law.

(vi)      Suspended or expelled from membership in, or suspended or barred from association with a member of, a registered national securities exchange or a registered national or affiliated securities association for any act or omission to act constituting conduct inconsistent with just and equitable principles of trade.

(vii)      Subject to a United States Postal Service false representation order or is subject to a temporary restraining order or preliminary injunction with respect to conduct alleged by the United States Postal Service to constitute a scheme or device for obtaining money or property through the mail by means of false representations.

3.22     Disclosure.      The Company has not made any representation, warranty or statement in this Article III that contains any untrue statement of a material fact or omits to state any material fact necessary in order to make such representation, warranty or statement, in the light of the circumstances under which it was made, not misleading.

3.23     Investment.

     The Company understands that the shares of MWKI Series C Preferred Stock to be issued in the Merger will not have been registered under the Securities Act, or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering. To the Company’s Knowledge, each of the holders of Company Common Stock (i) is acquiring the shares of MWKI Series C Preferred Stock to be issued as a result of the Merger solely for his own account for investment purposes, and not with a view to the distribution thereof , (ii) is a sophisticated investor with knowledge and experience in business and financial matters, (iii) has received certain information concerning MWKI and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the shares of MWKI Series C Preferred Stock, (iv) is able to bear the economic risk and lack of liquidity inherent in holding the shares of MWKI Series C Preferred Stock, and (v) is an Accredited Investor as that term is defined in Regulation D promulgated by the SEC under the Securities Act.

ARTICLE 4. REPRESENTATIONS AND WARRANTIES
OF MWKI AND MERGER SUB

MWKI and Merger Sub hereby represent and warrant to the Company that the statements contained in this Article 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article 4, except when a statement made in this Article is made with reference to a specific date:

4.1     Organization of MWKI and Merger Sub.

MWKI and Merger Sub are corporations validly existing, and in good standing under the laws of the States Nevada and Illinois, respectively. Each of MWKI and Merger Sub has corporate power to own its properties and to carry on its business as now being conducted and as proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing could reasonably be expected to have a Material Adverse Effect on MWKI. MWKI has, on the date hereof, delivered a true and correct copy of the Articles of Incorporation and By-laws of MWKI and Merger Sub, respectively, each as amended to date, to Seller. Neither MWKI nor Merger Sub is in violation of any of the provisions of its corporate charter or By-laws. Merger Sub is the sole subsidiary of MWKI.

4.2     Authorization of Transaction.

Each of MWKI and Merger Sub has full power and authority (including full corporate or other entity power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of MWKI and Merger Sub, enforceable against each of them in accordance with its terms and conditions, except as enforcement may be limited by bankruptcy, insolvency, reorganization, arrangement, fraudulent conveyance or transfer, moratorium or other laws or court decisions, now or hereinafter in effect, relating to or affecting the rights of creditors generally and as may be limited by general principles of equity and the discretion of the court having jurisdiction in an enforcement action (regardless of whether such enforceability is considered in a proceeding in equity or at law). The execution, delivery and performance of this Agreement and all other agreements contemplated hereby have been duly authorized by MWKI and Merger Sub.

4.3     Non-contravention.

Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which MWKI or Merger Sub is subject or any provision of its charter, By-laws, or other governing documents or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which MWKI or Merger Sub is a party or by which it is bound or to which any of its assets are subject, except in the case of each of clauses (i) and (ii), such as could not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect. Neither MWKI nor Merger Sub needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement, other than (i) the filing of articles of merger with the Secretary of State of the State of Illinois; (ii) any filings required any filings required by state securities laws, (iii) the filing of a Notice of a Sale of Securities on Form D with the SEC under Regulation D of the Securities Act, if required (iv) the approval of MWKI’s stockholders for MWKI to amend its Articles of Incorporation to change its corporate name as provided in Section 6.4 and the filing of a proxy statement or information statement with the SEC in connection therewith; (v) the filing of the Super 8-K with the SEC; and the Schedule 14F-1 referred to in Section 5.3(k) with the SEC.

4.4     Capitalization.

(a) MWKI is authorized to issue 500,000,000 shares of MWKI Common Stock and 10,000,000 shares of preferred stock, issuable in series. As of the date hereof there are 155,892 shares of MWKI Common Stock issued and outstanding, 5,000,000 shares of MWKI Series A Preferred Stock issued and outstanding and 5,000,000 shares of MWKI Series B Preferred Stock issued and outstanding. No securities of MWKI are entitled to preemptive or similar rights, and no entity or person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by this Agreement unless any such rights have been waived. Except for (i) the agreement of MWKI to issue shares of MWKI Series C Preferred Stock to the holders of Company Common Stock upon the consummation of the Merger, as provided in this Agreement, (ii) the 498,000,000 shares of Common Stock and 202,000 shares of MWKI Series C Preferred Stock to be issued in the Private Placement and (iii) the obligation of MWKI to issue shares of MWKI Common Stock upon conversion of shares of the MWKI Series A Preferred Stock and the MWKI Series B Preferred Stock, there are no outstanding options, warrants, scrip rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exchangeable for, or giving any entity or person any right to subscribe for or acquire, any shares of MWKI’s capital stock, or contracts, commitments, understandings or arrangements by which MWKI is or may become bound to issue additional shares of its capital stock or securities or rights convertible or exchangeable into shares of its capital stock.

(b)     Merger Sub is authorized to issue 10,000 shares of Merger Sub Common Stock, all of which are issued and outstanding and held by MWKI. No securities of Merger Sub are entitled to preemptive or similar rights, and no entity or person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by this Agreement unless any such rights have been waived. There are no outstanding options, warrants, scrip rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exchangeable for, or giving any entity or person any right to subscribe for or acquire, any shares of Merger Sub Common Stock, or, except for this Agreement, contracts, commitments, understandings or arrangements by which Merger Sub is or may become bound to issue additional shares of Merger Sub Common Stock, or securities or rights convertible or exchangeable into shares of Merger Sub Common Stock.

4.5     Shares Duly Authorized, Etc.      The shares of MWKI Series C Preferred Stock to be issued by virtue of the Merger will, on the Closing Date, have been duly authorized and, when issued upon the conversion of shares of Company Common Stock into MWKI Series C Preferred Stock by virtue of the Merger, will be validly issued, fully paid and nonassessable, and not subject to any Liens or any other rights or interests of third parties created by, under or through MWKI or any restrictions of any kind except for those imposed by this Agreement or by applicable federal and state securities laws. The shares of MWKI Common Stock into which the shares of MWKI Series C Preferred Stock to be issued by virtue of the Merger will be convertible will, when issued upon conversion of the MWKI Series C Preferred Stock, be validly issued, fully paid and nonassessable.

4.6     MWKI’s SEC Reports.      MWKI has filed all reports, schedules, forms, statements and other documents with the SEC (collectively, and in each case, including all exhibits and schedules thereto and documents incorporated by reference therein, the “SEC Reports”) required to be filed by MWKI under the Securities Act and the Exchange Act, including reports, schedules, forms, statements and other documents required to be filed pursuant to Section 13(a) or 15(d) thereof, on a timely basis or has timely filed a request for extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective dates, the SEC Reports complied in all respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of MWKI included in the SEC Reports comply in all respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing.

Such financial statements were prepared in accordance with GAAP, except as may be otherwise specified in such financial statements or the notes thereto, and fairly present in all material respects the financial position of MWKI as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

4.7      Litigation.     There is no pending or, to the Knowledge of MWKI, threatened action, suit, proceeding or investigation before any court, governmental agency or body, or arbitrator having jurisdiction over MWKI, or any of its Affiliates that would affect the execution by MWKI or the performance by MWKI of its obligations under this Agreement, and all other agreements entered into by MWKI relating hereto. There is no pending or, to the Knowledge of MWKI, threatened action, suit, proceeding or investigation before any court, governmental agency or body, or arbitrator having jurisdiction over MWKI, or any of its Affiliates which litigation if adversely determined could have a Material Adverse Effect on MWKI.

4.8     No Undisclosed Liabilities.      MWKI has no liabilities or obligations which are material, individually or in the aggregate, other than those incurred in the Ordinary Course of Business of MWKI since September 30, 2013, or which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on MWKI.

4.9      No Undisclosed Events or Circumstances.      Since September 30, 2013, no event or circumstance has occurred or exists with respect to MWKI or its businesses, properties, operations or financial condition, that, under applicable law, rule or regulation, requires public disclosure or announcement prior to the date hereof by MWKI but which has not been so publicly announced or disclosed in the SEC Reports.

4.10     Brokers’ Fees.

MWKI has no Liability to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Company could become liable or obligated.

4.11     Interim Operations of Merger Sub.       Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities, and has conducted its operations only as contemplated by this Agreement.

4.12     Disclosure.      Neither MWKI nor Merger Sub has made any representation, warranty or statement in this Article IV that contains any untrue statement of a material fact or omits to state any material fact necessary in order to make such representation, warranty or statement, in the light of the circumstances under which it was made, not misleading. The statements and information contained in the SEC Reports do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such the statements and information, in the light of the circumstances under which they were was made, not misleading.

ARTICLE 5. CONDITIONS TO CONSUMMATION OF MERGER

5.1      Conditions to Each Party’s Obligations.

The respective obligations of each Party to consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions unless any such condition is waived, in writing, by the Party or Parties for whose benefit such condition is intended:

(a)     Each of MWKI and the Company shall be satisfied that the issuance of the shares of MWKI Series C Preferred Stock by virtue of the Merger will be exempt from registration under the Securities Act.

(b)     No temporary restraining order, preliminary or permanent injunction or other order shall have been issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall have been issued, nor shall any proceeding have been brought by any Governmental Body, seeking any of the foregoing be pending; nor shall any action have been taken, or any statute, rule, regulation or Order enacted, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal.

(c)     No proceeding in which any Party shall be a debtor, defendant or party seeking an Order for its own relief or reorganization shall have been brought or be pending by or against the such Party under any United States or state bankruptcy or insolvency law.

(d)     MWKI shall be prepared to file the Super 8-K within 4 business days after the Closing.

5.2       Conditions to Obligations of MWKI and Merger Sub.

The obligation of each of MWKI and Merger Sub to take the actions to be taken by it at the Closing is subject to the satisfaction of the following conditions, in addition to those set forth in Section 5.01, unless any such condition is waived in writing, by them:

(a)     this Agreement and the Merger shall have been approved and adopted by the stockholders of the Company in accordance with the provisions of Section 11.20 of the BCA;

(b)     the Company shall have obtained all of the waivers, Permits, consents, assignments, approvals or other authorizations, and effected all of the registrations, filings and notices required on its part to be obtained in order to consummate the Merger, except for (i) any which if not obtained or effected would not have a Material Adverse Effect on the Company or on the ability of the Parties to consummate the transactions contemplated by this Agreement and (ii) filing of the Articles of Merger with the Secretary of State of the State of Illinois;

(c)     the representations and warranties of the Company set forth in Article 3 shall be true and correct as of the Closing Date, except for representations and warranties made as of a specified date, which shall be true and correct as of such date;

(d)     the Company shall have performed or complied with, in all material respects, its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing;

(e)     MWKI and Merger Sub shall have received from the Secretary of the Company a certificate (i) certifying that the Company’s Articles of incorporation and By-laws have not been amended since the date hereof, (ii) certifying the resolutions of the Board of Directors of the Company adopting and approving this Agreement and the Merger pursuant to Section 11.05 of the BCA, (iii) certifying that this Agreement and the Merger were approved by the stockholders of the Company in accordance with the provisions of Section 11.20 of the BCA, and (iv) attesting to the incumbency of the officers of the Company;

(f)     MWKI and Merger Sub shall have received from the President of the Company a certificate certifying that (i) the Company has satisfied and complied with all of the obligations under this Agreement and satisfied all of the conditions precedent which are required to be complied with or satisfied by it prior to the Closing Date and (ii) all of the Company’s representations and warranties set forth in this Agreement are true and accurate as of the Closing Date; and

(g)     all actions to be taken by the Company in connection with the consummation of the transactions contemplated hereby, and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby shall be reasonably satisfactory in form and substance to MWKI and Merger Sub.

5.3      Conditions to Obligations of the Company.

The obligation of the Company to take the actions to be taken by it at the Closing is subject to the satisfaction of the following conditions, in addition to those set forth in Section 5.01, unless any such condition is waived in writing, by the Company:

(a)     this Agreement and the Merger shall have been adopted and approved by MWKI and in accordance with the provisions of chapters 78 and 92A of the NRS and by the directors Merger Sub in accordance with Section 11.05 of the BCA and the Stockholders of Merger Sub in accordance with Section 11.25 of the BCA;

(b)     MWKI and Merger Sub shall have obtained all of the waivers, Permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices (including, but not limited to any filings that are required pursuant to applicable federal and state securities laws) required on its part to be obtained in order to consummate the Merger, except for any which if not obtained or effected would not have a Material Adverse Effect on MWKI and Merger Sub or on the ability of the Parties to consummate the transactions contemplated by this Agreement;

(c)     each of MWKI and Merger Sub shall have performed or complied with in all material respects its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing;

(d)     MWKI shall have filed with the Secretary of State of the State of Nevada a certificate which states that no shares of the Series A Preferred Stock and the Series B Preferred Stock are outstanding and which contains a resolution of the board of directors authorizing the withdrawal of the certificates of designation establishing the Series A Preferred Stock and the Series B Preferred Stock.

(e)     the Company shall have filed with the Secretary of State of the State of Nevada a certificate which establishes the Series C Stock, in the form annexed hereto as Exhibit A;

(f)     MWKI shall have completed the closing of a private offering of 498,000,000 shares of MWKI Common Stock and 202,000 shares of MWKI Series C Preferred Stock, in which it will have raised $25,000.00 (the “Private Placement”);

(g)     Brian Howe shall be the sole director of MWKI on the Closing Date;

(h)     At least 10 days prior to the Closing Date Schedule 14F-1 relating to the appointment of the persons named in Section 5.3(j) of this Agreement shall have been filed with the SEC;

(i)     Richard S. Astrom, the holder of 5,000,000 shares of MWKI Series A Preferred Stock and 5,000,000 shares of MWKI Series B Preferred Stock and the obligee of the indebtedness of MWKI described as “Officer Loan” in the financial statements of MWKI shall have surrendered all of said shares of MWKI Series A Preferred Stock and shall have delivered and complied with an undertaking (i) to surrender said shares of MWKI Series B Preferred Stock, (ii) to extinguish all such indebtedness of MWKI and any other indebtedness of MWKI to him as would be entered as “Officer Loan,” “Loan Payable, Officer,” “Related Party Payable” or another like description in the financial statements of MWKI prepared as of the Closing Date in accordance with GAAP and MWKI’s past practice and (iii) indemnify MWKI from and holding it harmless against all other Liabilities that would be set forth in the financial statements of MWKI prepared as of the Closing Date in accordance with GAAP or that arose or shall arise from any event that occurred prior to the Closing Date, all in exchange for (i) MWKI’s issuance to him of a Promissory Note in the principal amount of $400,000.00 in the form annexed hereto as Exhibit B, secured by a Pledge Agreement, in the form annexed hereto as Exhibit C (the “Pledge Agreement”) and (ii) MWKI’s payment to him as a prepayment of $25,000.00 of the principal amount of the Promissory Note; and

(j)     the representations and warranties of MWKI and Merger Sub set forth in Article 4 shall be true and correct as of the Closing Date, except for representations and warranties made as of a specified date, which shall be true and correct as of such date;

(k)     the Company shall have received from the Secretary of MWKI a certificate (i) certifying that the Certificate of Incorporation and By-laws of MWKI have not been amended since the date hereof, (ii) certifying the resolutions of the Board of Directors of MWKI adopting and approving this Agreement in accordance with the provisions of chapters 78 and 92A of the NRS and authorizing the issuance of the shares of MWKI Series C Preferred Stock to be issued by virtue of the Merger; and (iii) attesting to the incumbency of the officers of MWKI;

(l)     the Company shall have received from the Secretary of Merger Sub a certificate (i) certifying that the Articles of Incorporation and By-laws of Merger Sub have not been amended since the date hereof, (ii) certifying the resolutions of the Board of Directors of Merger Sub adopting and approving this Agreement and the Merger in accordance with Section 11.05 of the BCA, (iii) certifying that this Agreement and the Merger were approved by the sole stockholder of Merger Sub in accordance with the provisions of in accordance with Section 11.25 of the BCA, and (iv) attesting to the incumbency of the officers of Merger Sub;

(m)     the Company shall have received from the President of MWKI a certificate certifying (i) MWKI has satisfied and complied with all of the obligations under this Agreement and satisfied all of the conditions precedent which are required to be complied with or satisfied by it prior to the Closing Date; and (ii) all of MWKI’s representations and warranties set forth in this Agreement are true and accurate as of the Closing Date;

(n)     the Company shall have received from the President of Merger Sub a certificate certifying (i) Merger Sub has satisfied and complied with all of the obligations under this Agreement and satisfied all of the conditions precedent which are required to be complied with or satisfied by it prior to the Closing Date; and (ii) all of Merger Sub’s representations and warranties set forth in this Agreement are true and accurate as of the Closing Date;

(o)     MWKI shall have delivered all other documents required to be delivered to the Company on or before the Closing Date;

(p)     all actions to be taken by MWKI and Merger Sub in connection with the consummation of the transactions contemplated hereby, and all certificates, instruments and other documents required to effect the transactions contemplated hereby shall be reasonably satisfactory in form and substance to the Company.

ARTICLE 6. OTHER AGREEMENTS AND COVENANTS

6.1      Access Prior to Closing. Each of the Parties will permit the other Parties and their respective agents reasonable access to its files, books, records and offices, including, without limitation, any and all information relating to their respective taxes, commitments, contracts, leases, licenses, and real, personal and intangible property and financial condition and will cause their respective accountants to cooperate with the other Parties and their respective agents in making available all financial information reasonably requested, including without limitation the right to examine all working papers pertaining to their respective financial statements.

6.2      Best Efforts and Further Assurances. Each of the Parties shall use its best efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to Closing under this Agreement. Each Party hereto, at the reasonable request of another Party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

6.3      Super 8-K. Each of the parties at its own cost shall cooperate with one another in preparing the Super 8-K.

6.4      Covenants of the Company in Respect of the Pledge Agreement. The Company covenants that, after the Closing,

(a)     the terms of Section 9 of the Pledge Agreement shall apply to the Company, mutatis mutandis , with respect to all actions that are specified in or that arise out of said Section 9;

(b)     it will issue the shares of the Company into which the shares of Merger Sub will be converted by virtue of the Merger in the name of MWKI;

(c)     it will deliver the certificate representing said shares of the Company directly to the Secured Party under the Pledge Agreement immediately upon the issuance thereof; and

(d)     it will comply with instructions originated by the aforesaid Secured Party without the further consent of MWKI with respect to any of the Collateral (as defined in the Pledge Agreement) that may consist of uncertificated securities of the Company.

The covenants of the Company set forth in this Section 6.4 are for the benefit of the aforesaid Secured Party, who may enforce them as if he were a party to this Agreement.

The Company acknowledges and agrees that (i) the shares of the Company specified in subsections (c) and (d) of this Section 6.4 will be subject to the pledge under and the provisions of the Pledge Agreement, (ii) at the Effective Time, it will become the Issuer, as that term is defined in said Pledge Agreement and (iii) all of the covenants of the Company in this Agreement that are binding on the Company after the Closing shall be binding on the Surviving Entity at and after the Effective Time.

ARTICLE 7. TERMINATION

7.1      Termination. This Agreement may be terminated at any time prior to the Closing Date by:

(a)     The mutual agreement of the Parties;

(b)     MWKI, if there has been a material breach by the Company of any material representation, warranty, covenant or agreement set forth in this Agreement on the part of the Company that is not cured, to the reasonable satisfaction of MWKI, within 10 business days after notice of such breach is given by MWKI (except that no cure period will be provided for a breach by the Company that by its nature cannot be cured);

(c)     The Company, if there has been a material breach by MWKI of any material representation, warranty, covenant or agreement set forth in this Agreement on the part of MWKI that is not cured, to the reasonable satisfaction of the Company, within 10 business days after notice of such breach is given by the Company (except that no cure period will be provided for a breach by MWKI that by its nature cannot be cured);

(d)     MWKI or the Company, if the Closing has not been occurred prior to April 30, 2014, unless the Parties agree to extend such date in writing; or

(e)     MWKI or the Company, if any injunction or other order of a governmental entity of competent authority prevents the consummation of the transactions contemplated by this Agreement.

7.2      Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.1 hereto, this Agreement will be of no further force or effect, and no Party shall be liable to any other Party; provided, however, that no termination of this Agreement will relieve any Party of liability for any breach of this Agreement as the result of its wrongful refusal or failure to perform any of its obligations.

ARTICLE 8. SURVIVAL

None of the representations and warranties of any Party shall survive the Closing. All covenants of the Parties contained expressly or by their nature to be performed after the Closing shall survive the Closing and shall remain operative for such periods of time as necessary for the applicable Party to fulfill such covenant, unless otherwise agreed in writing by the other Parties or by the express beneficiary of such covenant.

ARTICLE 9. MISCELLANEOUS

9.1      No Third Party Beneficiaries. Except as may otherwise be specifically provided in this Agreement, this Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

9.2      Entire Agreement. This Agreement constitutes the entire agreement among the Parties and supersedes, replaces and terminates any prior understandings, agreements or representations by or among the Parties, written or oral, with respect to the subject matter hereof.

9.3      Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs, legal representatives and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties.

9.4      Public Announcement. MWKI may issue such press releases, and make such other filings and disclosures regarding this Agreement and the Merger as it determines are required under applicable securities laws or regulatory rules. The Company shall not issue or make such filings and disclosures without the prior written approval of MWKI, which shall not be unreasonably be delayed or denied.

9.5      Confidentiality. MWKI and the Company each recognizes that it has received confidential information concerning the other during the course of the negotiation of this Agreement. Accordingly, MWKI and the Company each agrees (a) to use its respective best efforts to prevent the unauthorized disclosure of any confidential information concerning the other that was or is disclosed during the course of such negotiations and preparations, and is clearly designated in writing as confidential at the time of disclosure, and (b) to not make use of or permit to be used any such confidential information other than for the purpose of effectuating the Merger and related transactions. The obligations of this Section 9.5 will not apply to information that (i) is or becomes part of the public domain, (ii) is disclosed by the disclosing party to third parties without restrictions on disclosure, (iii) is received by the receiving party from a third party without breach of a nondisclosure obligation to the other party, or (iv) is required to be disclosed by law.

9.6      Counterparts, Facsimile Signatures. This Agreement and each instrument to be delivered pursuant to this Agreement at the Closing or otherwise, other than notices given pursuant to Section 9.8, may be executed in any number of counterparts, each of which counterparts shall be deemed an original and all of which together shall constitute one and the same instrument. Notwithstanding any provision of law or rule of evidence, this Agreement and any such instrument that a party delivers or causes to be delivered bearing its facsimile signature or if it is a juridical entity, bearing the facsimile signature of the person signing such instrument on its behalf (in either case, a “Facsimile Signature”) may be used in any legal proceeding with the same effect for all purposes as the same instrument bearing the original signature from which the Facsimile Signature was created could be used, even the instrument bearing such original signature exists; and the Facsimile Signature thereon shall have the same effect for all purposes as the original signature, unless the party controverting the genuineness or effectiveness of its Facsimile Signature on an instrument shows beyond a reasonable doubt that it did not cause such instrument to be delivered with its Facsimile Signature thereon. The delivery of this Agreement and of such instruments by facsimile transmission or by email transmission in portable digital format (so-called “PDF” format), or any other format that permits the legible printing of the document so transmitted, shall constitute effective delivery of such instrument(s) as to the Parties and may be used in lieu of the original instrument for all purposes. Nevertheless, (i) the Promissory Note shall bear an original signature and be delivered as provided in Section 9.8 and a party may require that this Agreement or any other instrument delivered pursuant to this Agreement at the Closing or otherwise bear an original signature and be delivered as provided in Section 9.8.

9.7      Headings. The Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

9.8      Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified; (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next Business Day; (iii) 3 Business Days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) 1 Business Day after deposit with a nationally recognized overnight courier, specifying next-day delivery, with written verification of receipt. All communications shall be sent to the respective Parties at the following addresses (or at such other addresses as shall be specified by notice given in accordance with this Section 9.8):

If to the Company:	If to MWKI or Merger Sub:

EV Charging USA, Corp.	Milwaukee Iron Arena Football, Inc.
180 N LaSalle St., 37th Floor	11415 NW 123rd Lane
Chicago, IL 60601	Reddick, FL 32686

9.9      Governing Law; Jurisdiction; Arbitration. All questions concerning the construction, validity, enforcement and interpretation of the Transaction Documents shall be governed by and construed and enforced in accordance with the internal laws of the State of Nevada, without regard to the principles of conflicts of law thereof. Each Party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement and any instruments contemplated hereby brought against a Party or its respective Affiliates, directors, officers, stockholders, employees or agents) shall be submitted to binding arbitration with the American Arbitration Association in Marion County, Florida. This is an exclusive jurisdiction provision and material provision to this contract. The prevailing Party shall be entitled to recover from the other Party or Parties all reasonable attorneys’ fees, expert witness fees and expenses incurred by the prevailing party in connection therewith.

9.10      Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the maximum extent possible.

9.11      Expenses. Each Party shall be responsible for its own costs and expenses incurred in connection with the preparation, execution, and performance of this Agreement and the transactions contemplated hereby, including all fees and expenses of agents, representatives, counsel, printers, accountants, etc., except that fees and expenses arising under the Registration Rights Agreement shall be allocated as set forth therein.

9.12      Construction. Each of the Parties has been represented by counsel during the negotiation, preparation and execution of this Agreement and the other agreements and instruments to be executed and delivered pursuant hereto and therefore, each Party waives the application of any law, regulation, holding, doctrine or rule of construction providing that ambiguities in an agreement or other document will be construed for or against any Party. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

MILWAUKEE IRON ARENA FOOTBALL, INC.

By  /s/ Richard S. Astrom
        Richard S. Astrom
       President

MWKI ACQUISITION, INC.

By  /s/ Richard S. Astrom
        Richard S. Astrom
       President

EV CHARGING USA, CORP.

By: Brian Howe
        Brian Howe
       President